FOR IMMEDIATE RELEASE

CONTACT:	Julie Lorigan
Vice President, Investor Relations
781-741-7775

Margery B. Myers
Vice President, Corporate Communications and Public Relations
781-741-4019

TALBOTS NAMES TWO NEW INDEPENDENT DIRECTORS TO ITS BOARD

        HINGHAM, MA, April 8, 2004 — The Talbots, Inc. (NYSE: TLB) today announced that John W. Gleeson and Gary M. Pfeiffer have been appointed to the Company’s Board of Directors. Mr. Gleeson will also serve on the Corporate Governance and Nominating Committee and Mr. Pfeiffer will serve on the Audit Committee. With these appointments, the size of the Talbots Board of Directors will increase to nine members. Both Mr. Gleeson and Mr. Pfeiffer qualify as independent directors in accordance with applicable SEC and New York Stock Exchange independence requirements, and join the Board’s two other independent directors, Ms. Elizabeth Kennan and Ms. Susan Swain.

        Mr. Gleeson, 57, is Senior Vice President and Treasurer of Walgreen Co., which is headquartered in Deerfield, Illinois. He joined Walgreen in 1962, where he has held positions of increasing responsibility in planning and research, systems development, and overall corporate strategy. Mr. Gleeson also serves as a Director of AMCORE Financial, Inc. and the World Wide Retail Exchange.

        Mr. Pfeiffer, 54, is Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company and Interim President of INVISTA, formerly DuPont Textiles & Interiors. Mr. Pfeiffer joined DuPont, which is headquartered in Wilmington, Delaware, in 1974, where he has held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. He currently serves as a director of INVISTA and a director of Junior Achievement, Inc.

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        Mr. Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “Mr. Gleeson and Mr. Pfeiffer are two highly seasoned executives, with extensive and wide-ranging financial, operational and strategic experience. We are delighted to appoint two individuals with their level of credentials to the Board, where we believe they will be significant contributors going forward.”

        Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company operates 993 stores – 498 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 271 Talbots Petites stores, including two Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 69 Talbots Kids stores; 81 Talbots Woman stores, including two Talbots Woman stores in Canada; eight Talbots Mens stores; one Talbots Collection store; and 24 Talbots Outlet stores. Its catalog operation circulated approximately 47 million catalogs worldwide in fiscal 2003. Talbots on-line shopping site is located at www.talbots.com.

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